Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Spirit MTA REIT (NYSE: SMTA) ("SMTA", “we” or the "Company"), is a net-lease real estate investment trust ("REIT") headquartered in Dallas, Texas. SMTA is managed by a wholly-owned subsidiary of Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”).

On September 20, 2019, SMTA completed the previously announced sale of the entities that comprise Master Trust 2014 (the “MTA Sale”), as well as three assets owned by Spirit, to Hospitality Properties Trust (“HPT”) for $2.4 billion in total cash consideration, subject to certain adjustments. Prior to the completion of the MTA Sale, SMTA viewed the operations of the Company as two separate reportable segments – Master Trust 2014 and Other Properties.

Following the completion of the MTA Sale and the sale of two other properties completed subsequent to June 30, 2019, the Company owns 12 properties, of which five are vacant, and all of which are expected to be sold subject to the Plan of Voluntary Liquidation which was adopted by the Company on September 4, 2019. An initial cash distribution to shareholders will be made after the closing of the MTA Sale, followed by subsequent liquidating distributions (from SMTA and/or a liquidating entity established following the closing of the MTA Sale) dependent on the timing of the liquidation of the remaining assets of the Company. Subsequent to the closing of the MTA Sale, a subsidiary of Spirit will manage the affairs of SMTA, including in connection with the Plan of Voluntary Liquidation, for an annual fee of $1 million for the first year, and $4 million per year for any renewal term.

The following unaudited pro forma consolidated balance sheet of SMTA as of June 30, 2019 assumes that the MTA Sale occurred on June 30, 2019. The following unaudited pro forma consolidated statements of operations of SMTA for the six months ended June 30, 2019 and for the year ended December 31, 2018 are presented as if the MTA Sale had occurred as of January 1, 2018 (the unaudited pro forma consolidated balance sheet and the unaudited pro forma statements of operations are referred to herein as the "unaudited pro forma financial statements").

The unaudited pro forma financial statements and the accompanying notes should be read in conjunction with (i) the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in SMTA’s Annual Report on Form 10-K for the year ended December 31, 2018 and (ii) the unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in SMTA’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

The SMTA Reported column in the unaudited pro forma financial statements reflects SMTA’s historical financial statements for the periods presented and do not reflect any adjustments related to the MTA Sale and related events.

The information in the MTA Sale column in the unaudited pro forma financial statements represents the Master Trust 2014’s historical financial information.

The Pro Forma Adjustments column in the unaudited pro forma financial statements reflects pro forma adjustments, further described in the accompanying notes, which includes the cash consideration for the MTA Sale, the termination of the Asset Management Agreement dated May 21, 2018 with a subsidiary of Spirit, the effectiveness of an Interim Management Agreement dated June 2, 2019 between SMTA and a subsidiary of Spirit, and the repurchase of SMTA’s outstanding Series A Preferred Shares from a subsidiary of Spirit.

Additionally, the unaudited pro forma statements of operations include a column reflecting the impact related to Specialty Retail Shops Holding Corp. and certain of its affiliates (“Shopko”). On January 16, 2019, the Company’s indirect wholly-owned subsidiaries as borrowers under the Shopko CMBS Loan Agreements defaulted on the loans when those entities ceased to make interest payments as a result of Shopko ceasing to pay its rent obligations to SMTA’s indirect wholly-owned subsidiaries following Shopko’s bankruptcy filing. On March 1, 2019, the Shopko Lenders foreclosed on the equity of the entity that owned the four property-owning subsidiaries. Prior to the foreclosure, Shopko represented a majority of the operations of the Other Properties segment and, as such, the Company determined that the pro forma statements of operations are more meaningful to investors by separating out the historical impact of Shopko on SMTA.

The following unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements are presented for illustrative purposes only and do not purport to reflect the results of SMTA that may be achieved in future periods or the historical results that would have been obtained had the above transactions been completed on the dates indicated herein.

Spirit MTA REIT

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2019

(In Thousands, Except Share and Per Share Data)

	SMTA Reported (A)	MTA Sale (B)	Pro Forma Adjustments		Pro Forma Total
Assets
Investments:
Real estate investments:
Land and improvements	$760,824	$(739,673)	$—		$21,151
Buildings and improvements	1,375,537	(1,280,588)	—		94,949
Total real estate investments	2,136,361	(2,020,261)	—		116,100
Less: accumulated depreciation	(446,845)	444,490	—		(2,355)
	1,689,516	(1,575,771)	—		113,745
Loans receivable, net	26,405	(26,405)	—		—
Intangible lease assets, net	71,051	(60,503)	—		10,548
Real estate assets held for sale, net	28,090	(9,146)	—		18,944
Net investments	1,815,062	(1,671,825)	—		143,237
Cash and cash equivalents	113,825	—	452,137 (153,302) (48,156)	(C) (D) (E)	364,504
Deferred costs and other assets, net	76,752	(70,503)	—		6,249
Goodwill	7,012	(7,012)	—		—
Total assets	$2,012,651	$(1,749,340)	$250,679		$513,990
Liabilities and deficit
Liabilities:
Mortgages and notes payable, net	$1,974,511	$(1,893,074)	—		$81,437
Intangible lease liabilities, net	15,889	(15,713)	—		176
Accounts payable, accrued expenses and other liabilities	46,810	(27,672)	—		19,138
Total liabilities	2,037,210	(1,936,459)	—		100,751
Redeemable preferred equity:
SMTA Preferred Shares, $0.01 par value, $25 per share liquidation preference, 20,000,000 shares authorized: 6,000,000 shares issued and outstanding at June 30, 2019	150,000	—	(150,000)	(D)	—
SubREIT Preferred Shares, $0.01 par value, $1,000 per share liquidation preference, 50,000,000 shares authorized: 5,125 shares issued and outstanding at June 30, 2019	5,125	—	—		5,125
Total redeemable preferred equity	155,125	—	(150,000)		5,125
Shareholders' deficit:
Common shares, $0.01 par value, 750,000,000 shares authorized; 43,159,931 shares issued and outstanding at June 30, 2019	432	—	—		432
Capital in excess of common share par value	202,264	—	—		202,264
Accumulated deficit	(382,380)	187,119	452,137 (3,302) (48,156)	(C) (D) (E)	205,418
Total shareholders' deficit	(179,684)	187,119	400,679		408,114
Total liabilities and deficit	$2,012,651	$(1,749,340)	$250,679		$513,990

Spirit MTA REIT

Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Loss

Six Months Ended June 30, 2019

(In Thousands, Except Share and Per Share Data)

	SMTA Reported (AA)	MTA Sale (BB)	Shopko (CC)	Pro Forma Adjustments		Pro Forma Total
Revenues:
Rental income	$101,565	$(89,421)	$(3,730)	$—		$8,414
Interest income on loans receivable	2,129	(135)	(1,994)	—		—
Other income	2,122	(684)	—	—		1,438
Total revenues	105,816	(90,240)	(5,724)	—		9,852
Expenses:
General and administrative	4,773	—	—	(202)	(DD)	4,571
Related party fees	13,342	(3,777)	—	(7,565)	(EE)	2,000
Transaction costs	4,960	—	—	(4,960)	(FF)	—
Shopko-related expenses	13,113	—	(13,113)	—		—
Property costs (including reimbursable)	3,461	(2,430)	476	—		1,507
Interest	59,910	(53,031)	(4,692)	—		2,187
Depreciation and amortization	36,696	(31,910)	(1,765)	—		3,021
Impairment and allowance for loan losses	4,574	(5,959)	21,286	—		19,901
Total expenses	140,829	(97,107)	2,192	(12,727)		33,187
Other (loss) income:
Loss on debt extinguishment	(21,267)	—	21,267	—		—
Gain on disposition of assets	1,519	(1,370)	—	—		149
Total other (loss) income	(19,748)	(1,370)	21,267	—		149
Loss before income tax expense	(54,761)	5,497	13,351	12,727		(23,186)
Income tax expense	(75)	—	—	—		(75)
Net loss and total comprehensive loss	(54,836)	5,497	13,351	12,727		(23,261)
Preferred dividends	(7,958)	—	—	—		(7,958)
Net loss attributable to common shareholders	$(62,794)	$5,497	$13,351	$12,727		$(31,219)
Net loss per share attributable to common shareholders:
Basic	$(1.47)					$(0.73)
Diluted	$(1.47)					$(0.73)
Weighted average common shares outstanding:
Basic	42,912,589					42,912,589
Diluted	42,912,589					42,912,589

Spirit MTA REIT

Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Loss

Year Ended December 31, 2018

(In Thousands, Except Share and Per Share Data)

	SMTA Reported (AA)	MTA Sale (BB)	Shopko (CC)	Pro Forma Adjustments		Pro Forma Total
Revenues:
Rental income	$240,410	$(180,317)	$(44,888)	$—		$15,205
Interest income on loans receivable	3,080	(294)	(2,786)	—		—
Other income	2,817	(1,908)	—	—		909
Total revenues	246,307	(182,519)	(47,674)	—		16,114
Expenses
General and administrative	13,425	—	—	(328)	(DD)	13,097
Related party fees	19,533	(7,033)	—	(11,500)	(EE)	1,000
Transaction costs	8,676	—	—	—		8,676
Property costs (including reimbursable)	12,758	(3,869)	(6,110)	—		2,779
Interest	114,997	(106,915)	(3,886)	—		4,196
Depreciation and amortization	84,678	(62,942)	(15,639)	—		6,097
Impairment and allowance for loan losses	221,349	(19,838)	(188,966)	—		12,545
Total expenses	475,416	(200,597)	(214,601)	(11,828)		48,390
Other income (loss):
Loss on debt extinguishment	(366)	363	3	—		—
Gain (loss) on disposition of assets	9,458	(1,314)	(8,207)	—		(63)
Total other income (loss)	9,092	(951)	(8,204)	—		(63)
Loss before income tax expense	(220,017)	17,127	158,723	11,828		(32,339)
Income tax expense	(221)	—	—	—		(221)
Net loss and total comprehensive loss	(220,238)	17,127	158,723	11,828		(32,560)
Preferred dividends	(9,275)	—	—	—		(9,275)
Net loss attributable to common shareholders	$(229,513)	$17,127	$158,723	$11,828		$(41,835)
Net loss per share attributable to common shareholders:
Basic	$(5.36)					$(0.98)
Diluted	$(5.36)					$(0.98)
Weighted average common shares outstanding:
Basic	42,851,010					42,851,010
Diluted	42,851,010					42,851,010

Spirit MTA REIT

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.	Adjustments to Unaudited Pro Forma Consolidated Balance Sheet
(A)	Reflects the historical consolidated balance sheet of SMTA as of June 30, 2019.
(B)	Reflects the historical assets and liabilities as of June 30, 2019 for Master Trust 2014 which were sold to HPT in the MTA Sale.
(C)	Reflects net cash proceeds received from the MTA Sale, comprised of the following (in millions):
Estimated Net Proceeds	Adjustment
$2,400	Base purchase price from HPT
82	Plus: Master Trust 2014 prepayment premium (paid by HPT)
16	Plus: Estimated working capital adjustments
(1,994)	Less: Master Trust 2014 debt discharge amount, including prepayment premium
(29)	Less: Net HPT's purchase of three properties owned by Spirit, after Spirit's repayment of the related party mortgage notes
(23)	Less: Estimated transaction costs, including tax, title and legal fees
$452

Note: Amounts reflect balances as of closing on September 20, 2019. Estimated Net Proceeds does not reflect redemption of the SubREIT preferred shares.

The net cash proceeds of the sale plus the net of the assets and liabilities relieved (see Note B above) would have resulted in a gain on sale of approximately $639.3 million if the MTA Sale had closed on June 30, 2019. Actual gain on the MTA Sale is expected to be between $630 – 650 million, after taking into consideration changes in Master Trust 2014 assets and liabilities between June 30, 2019 and the closing date of September 20, 2019.

(D)

Reflects SMTA’s repurchase at par of the $150.0 million Series A Preferred Shares of SMTA held by a wholly-owned subsidiary of Spirit, plus $3.3 million of dividends through the repurchase date. This repurchase was executed upon the closing of the MTA Sale in accordance with the Termination Agreement, dated June 2, 2019, between SMTA and a subsidiary of Spirit.

(E)

Reflects the termination fee under the Asset Management Agreement paid to Spirit in accordance with the Termination Agreement, which was effective upon the closing of the MTA Sale. Under the Termination Agreement, Spirit waived its right to any promote fee under the Asset Management Agreement and, as such, no adjustment for a promote fee has been made.

2.	Adjustments to Unaudited Pro Forma Consolidated Statements of Operations and Comprehensive Loss
(AA)	Reflects the historical consolidated statements of operations and comprehensive loss of SMTA for the six months ended June 30, 2019 and for the year ended December 31, 2018.
(BB)	Reflects the historical results for the six months ended June 30, 2019 and for the year ended December 31, 2018 for Master Trust 2014 which was sold to HPT in the MTA Sale.
(CC)

Reflects income and expenses related to Shopko for the six months ended June 30, 2019 and for the year ended December 31, 2018, including rental income, interest income from the Shopko B-1 Term Loan, property costs, interest expense related to Shopko CMBS Loan Agreements, and Shopko-related expenses following its bankruptcy filing (including costs incurred in seeking recoveries for the Shopko B-1 Term Loan, in connection with the foreclosure of the Shopko CMBS Loan Agreements, and other accounting, consulting and advisory costs). The Company determined the pro forma statements of operations are more meaningful to users by separating out amounts related to Shopko given Shopko represented a majority of the Other Properties segment historical results and is not indicative of future earnings.

(DD)

Reflects the non-related party fees associated with Master Trust 2014 for the six months ended June 30, 2019 and the year ended December 31, 2018 for Master Trust 2014 incurred under the Property Management and Servicing Agreement.

(EE)

Reflects the reduction in related party fees assuming the Interim Management Agreement was effective January 1, 2018. On June 2, 2019, SMTA and a subsidiary of Spirit entered into an Interim Asset Management Agreement providing that Spirit will continue to manage the affairs of SMTA following closing of the MTA Sale for an annual fee of $1.0 million for the first year and $4.0 million per year for any renewal term.

(FF)

Reflects costs incurred during the six months ended June 30, 2019 directly associated with the MTA Sale, including fees for accounting, legal, valuation, and consulting services. No such costs were incurred in the year ended December 31, 2018.